SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                 CURRENT REPORT UNDER TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (date of earliest event reported):  APRIL 24, 1997
                        Commission File Number:  0-10104


                             LA TEKO RESOURCES LTD.
             (Exact Name of Registrant as Specified in its Charter)


         BRITISH COLUMBIA                          87-0483319
     (State or other jurisdiction of              (IRS Employer
     incorporation or organization)             Identification No.)


     625 HOWE STREET, SUITE 500
          VANCOUVER, B.C.                            V6C 2T6
     (Address of Principal                         (Zip Code)
     Executive Offices)


              Registrant's Telephone Number, including Area Code:
                               (604) 688-0833


                        NOT APPLICABLE
(Former name, former address, and formal fiscal year, if changed since last report)

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                             ITEM 5:  OTHER EVENTS
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La Teko Resources Ltd. (the "Company") announced on April 24, 1997, that it has entered into an agreement with Swanger Eriksen & Associates ("Swanger Eriksen") for investor and public relations consulting services.

Swanger Eriksen, located in Spokane, Washington, is a full-service investor relations firm that provides a broad range of investor and shareholder relations, marketing communications, public relations, and corporate communications services with respect to expanding the Company's shareholder base, positioning and marketing the Company to the investment community, designing various corporate and marketing materials, as well as developing and utilizing of contacts which will include brokers, portfolio managers, market markers, analysts, and newsletter writers in order to gain more exposure in the market place. Swanger Eriksen will also be responsible for maintaining the Company's present shareholder base as well as assisting in the preparation and dissemination of news releases and advertising.

The principals of Swanger Eriksen are Terry W. Swanger, who was formally a stockbroker for over a decade, and Christine H. Eriksen, who has over 20 years of experience in public relations, market advertising, and graphic design. Neither of these individuals has a direct or indirect interest in the securities of the Company at this time.

The term of the agreement with Swanger Eriksen is for a period of ten months, commencing March 1997 and ending December 1997, subject to cancellation by either party on 30 days' notice. A retainer of $2,000 per month will be paid to Swanger Eriksen and the Company will reimburse Swanger Eriksen for all reasonable out-of-pocket costs. The Company anticipates total costs under $3,000 per month to be paid to Swanger Eriksen during the ten-month period, the funds for which will come from general working capital.

La Teko Resources Ltd. is a gold exploration company active in the Fairbanks Mining District of Alaska. The Company holds two projects in the advanced exploration to development, the True North and Ryan Lode, and several early stage exploration projects.


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                                   SIGNATURES
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     Pursuant to the requirements of section 13 or 15(d) of the Securities
Exchange of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              LA TEKO RESOURCES LTD.


Dated:  May 1, 1997           By /s/ Gerald G. Carlson, President